Ex99.1
                              Moderator: Bret Wise
                                February 7, 2007
                                  7:30 a.m. CT



Operator: Good day everyone and welcome to today's DENTSPLY International fourth quarter 2006 earnings release conference call. As a reminder, today's call is being recorded.

         For opening remarks and introductions, I would like to now turn the call over to Mr. Bret Wise, Chairman and CEO of DENTSPLY. Please go ahead, sir.

Bret Wise: Well, thank you, Debbie and good morning, everyone. Thank you for joining us on our fourth-quarter and full-year 2006 earnings conference call. This is Bret Wise and also with me today are Chris Clark, Our Executive Vice President and Chief Operating Officer, and Bill Jellison, our Senior Vice President and Chief Financial Officer.

             I'd like to begin the call today with a few overview comments regarding both the fourth quarter and the full year results, and then I'll provide you with an update on two of our strategic initiatives that we were implementing during the fourth quarter. Chris Clark's going to follow my comments with an update on our new product pipeline, and then Bill Jellison will take you through a more detailed review of both our income statement, balance sheet, and also a few comments on cash flows. And of course following our remarks we'll be glad to answer any questions that you have.

             But before we get started, it's important to note that this conference call may include forward-looking statements involving risks and uncertainties, and these should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on Form 10-KA, its subsequent quarterly reports on Form 10-Q, and of course our press releases and conference call transcripts all of which have been filed with the SEC. And this conference call in its entirety will also be part of an 8-K filing that will be available later this week on our Web site.

             At this point, you should have received our earnings release for both the fourth quarter and the full year 2006. If for any reason you haven't received those, they are also available on our Web site.

             So starting with the fourth quarter; our reported sales during the quarter were 471.3 million and that's an increase of 5.4 percent compared to the 2005 fourth quarter. And excluding precious metal content, sales increased 5.3 percent for the quarter. This 5.3 percent increase, excluding Precious Metals, was comprised of internal or organic growth of 1.8 percent and foreign exchange of 3.5 percent.

             The geographic breakdown on the internal growth for the quarter, again excluding Precious Metals, was U.S. was lower by 5.5 percent, Europe grew by 8.1 percent, and the balance of the world grew by 5.9 percent. The results reflect both the strategic initiatives that we implemented in the fourth quarter in the U.S., but also the strength and diversity of our product and geographic mix as strong growth abroad offset the lower sales in the U.S. during fourth quarter.

             Now, the total internal organic growth for the quarter of 1.8 was really driven by three main factors. First, strong double-digit growth in our orthodontics and implant product categories and also our ceramic crown and bridge product that we call Cercon. Second, strong and improving growth in our endodontics business. And, third, 19-percent growth in Asia and a continued strong growth across all of our European business units. And just to add one data point on Europe. In Germany, our broad consumable and laboratory product lines grew 4.9 percent for the quarter and 4.5 percent for the full year, I think reflecting a substantial recovery from 2005 when changes in government reimbursement drove a significant contraction in that market.

             As expected and as shared with you on our calls in both September and October, U.S. sales during the quarter were lower than the prior year reflecting the short-term impact of our Chris Clark initiative in the U.S., a shift towards end-user promotions versus dealer promotions in the fourth quarter to drive recapture of share, and the price increases implemented October 1 which drove some dealers to buy ahead of those increases.

             And as you'll recall, we did implement the Chris Clark initiative at the beginning of the fourth quarter by reducing our dealer group to 28 strategic dealer partners from over 200 dealers that we had used previously. And as we look at the data underlying our performance in the fourth quarter, during this period of transition of the initiative, there's a number of items to note.

         First, our sales force is now working more than ever with our continuing strategic dealer partners, and today we have systems in place to enhance our ability to use more accurate data and have more focused end-user sales and marketing programs. I'd say we're very deep in the learning curve of using the new information and the sales tools that we have, and we're beginning to make progress with those. We would expect that progress to accelerate throughout the year.

         Second, the impact on our internal sales growth performance in the U.S. in the fourth quarter was essentially what we had expected going into the initiative, reflecting the loss of replenishment to the discontinued dealers, as well as an emphasis on the end-user promotional activity in the fourth quarter, and again reduction in dealer inventories following the October 1 price increases.

         Third, the retail sales out of our continuing 28 dealers. So, our products out of dealers' inventory to end-users was very strong in the fourth quarter. In fact, the growth rate for the continuing dealer group on a retail basis, although it was strong through the first nine months of the year, increased substantially in the last three months of the year and improved sequentially each month through the quarter. So the data points we have, indicate that these continuing dealer partners are rapidly capturing share during this transition.

             And the last thing to note is that the discontinued dealers came into the quarter with probably 60 to 90 days worth of inventory. We don't know for sure or precisely how much that was. But we also permitted them to buy up to 60 days worth of supplies during the quarter throughout this transition. Some of the discontinued dealers took advantage of that opportunity, particularly for high turnover items. So, as we look at the end of the year dealer inventories, we don't know for sure how much the discontinued dealers have, but they likely have inventory that will carry some of them well into the first quarter of 2007. However, given the performance and the progress shown by our continuing dealer group, we would expect any impact on our wholesale sales from the initiative to be slight or modest during the first quarter.

             So, all told, we're very pleased with the progress we made on this initiative during the fourth quarter and also the significant success demonstrated by our continuing dealer partners to recapture market share that was at risk. And we now believe the implementation is largely behind us as we enter 2007 and we should now begin to realize the benefits.

             Also during the fourth quarter, we completed the planning for, and January 1, 2007 implemented the merger of our U.S. endodontics and implant businesses. You may recall from our third-quarter call that our strategy here is to leverage the strong product platforms we have in both endodontics and implants to improve our ability to serve the full life cycle of the tooth through one combined sales force. By the life cycle of the tooth, we mean treating and preserving tooth structure through an endodontics treatment where it's possible, and is in the best interest of the patient, when it's no longer possible treating the patient through a highly aesthetic implant procedure. Now, this is an important strategic initiative for the Company and for our customers, as the combination gives us more than 200 sales persons representing one single sales bag, with the combined product offerings for these two important dental disciplines. And in addition to a larger sales force, the business is further strengthened by integrating marketing, clinical education, and certain operating functions.

             I think it's also important as it's a reflection of our strategic thinking to leverage our capabilities and strengths across our operating divisions or business units to create competitive advantages for what's now a combined business, but in the event we don't merge businesses to create competitive advantages against businesses that operate separately.

             Early indications from this initiative are that there's a real and substantial demand for this package solution, and I attended the sales force meeting to launch the combined business in the first week of January and it was very obvious that we have a very excited and motivated sales force to serve both markets, and we have high confidence that this will generate improved results in 2007.

             Looking at the full year 2006 sales results, our growth was 5.6 percent and 5.2 percent ex PM. And of this internal organic growth was
         4.3 percent with the balance coming from currency translation and acquisitions. The internal growth was driven by 7.4-percent growth in Europe, 1.2-percent growth in the U.S., that was lowered by the effects of the Strategic Initiative in the fourth quarter obviously, and the rest of the world grew 5.6 percent for the full year. So again, I think the breadth of our product mix and our geographic reach helped to balance our growth performance for the full-year period.

             We also saw significant gross margin and operating margin expansion during the year reflecting our programs to improve operations and to capture synergies among our business units, particularly those that serve like specialties or like discipline of dentistry across different geographies. We're very pleased that we finished the year at the high end of our EPS guidance, despite significant investment that we had in the two strategic initiatives I just mentioned. And overall, it was a very strong year for our business and we're exiting the year with a lot of momentum going into 2007. Accordingly as we look at 2007, we're confident in guidance of accelerated internal growth in the range of five to six percent for the full year. And we tend to believe we'll be in the upper half of that range for the full-year period. And although it's still very early in the year, our sales performance in January supports this performance range.

             On an earnings basis we expect diluted earnings per share for 2007 in the range of $1.56 to $1.61, reflecting once again double-digit growth for profits in the upcoming year.

             At this time, I'd like to turn the call over to Chris Clark, our Chief Operating Officer, to provide an update on our new product pipeline. Chris.

Chris Clark: Thank you, Bret and good morning, everyone. Thank you for joining us on our call this morning. I'd like to take a few moments to provide you an update on our innovation efforts and to highlight some of our key new product introductions from the past year.

             In 2006, we introduced approximately 30 new products as well as many more product upgrades. This figure is slightly ahead of the long-term target of 20 to 25 new product innovations a year. Importantly, our innovation in 2006 was broadly distributed across our operating franchises and it underscores the emphasis on new product development in each of our business platforms.

         A few highlights of new products introduced in 2006 include Innovation C, our revolutionary new ceramic orthodontic bracket system. As Bret indicated in the November call, this system combines the benefits of an interactive bracket system with the strong aesthetics of ceramic brackets. This product was introduced in the late third quarter and customer reaction has been tremendously positive, necessitating additional capacity investments, which is really a pleasant problem to have.

         I'd also like to comment on the continued success of the Cercon system, our zirconia-based crown and bridge product line. As you may remember, we expanded the system in 2006 with the addition of two new products. First Cercon Art, which added true CAD/CAM capabilities for the design of crown and bridge units, as well as Cercon Eye, which is a very accurate desktop scanning system that can be used to transmit digital data of an optically scanned model to either an installed Cercon unit or to another site for production of the coping.

             As a result of these and other innovations, our global Cercon business continues to be a very solid growth platform and we've seen a significant increase in sales of the Cercon consumable product in approximately the 50-percent range in 2006.

             In addition, we've introduced several new products since our last conference call, and I'd like to highlight a couple of those. In the restorative area, we introduced EsthetX Flow Compula. Flowable composites are often used as the restorative material of choice for smaller cavities. And this product continues our focus on improving ease of use through packaging and delivery systems. It uses a single unit dose cannula packaging to provide the benefit of more precise dispensing of the EsthetX Flow composite. This saves the practitioner both time and material.

         Also in the restoratives area, we introduced Integrity TempGrip, which is an addition to our temporary cement product line in the U.S. Dentists use temporary cements to secure provisional restorations to the tooth surface, and this product delivers superior handling and performance characteristics and really positions us well in a product category where traditionally we've been underweighted in terms of market share.

             In the Endodontics franchise, we introduced the VDW Silver tabletop torque controlled micromotor. This system is used for root canal preparations using Nickel Titanium instruments. This product provides several enhanced features that are really designed to facilitate the continued or ongoing conversion to Nickel Titanium endodontic systems, including self-diagnostics and a simple intuitive control panel. More importantly, as we look at our current inventory of innovation projects we continue to have a full pipeline of new products that we anticipate bringing to market in the next 12 months. We're going to be introducing many of these products at most of the major dental shows throughout the year.

             Now, I'd like now to turn the call over to Bill Jellison, our Chief Financial Officer, and Bill will review the financial results for the quarter and the year in more detail. Bill.

Bill Jellison: Thanks, Chris. Good morning everyone. As Bret mentioned, net sales for the fourth quarter of 2006 increased by 5.4 percent and increased by 5.3 percent excluding Precious Metals. Net sales for the full year were $1.81 billion, an increase of 5.6 percent over last year, while sales ex Precious Metals were $1.62 billion, an increase of
         5.2 percent for the year.

         The impact of the U.S. Partnership Program change, earlier price increases and the refocusing of merchandising efforts to end-users negatively impacted internal sales growth for the year by slightly under one percentage point.

         The 2006 geographic mix of sales ex Precious Metals was as follows. The U.S. represented 42 percent of sales, Europe was 38 percent this year, and the rest of the world was 20 percent of sales. As expected, the implementation of our U.S. Strategic Partnership program in the fourth quarter lowered sales growth for both the quarter and full year. However, we are confident that it will add value to our business as we move into 2007 and beyond.

         We are very pleased with the worldwide progress being made in a number of our core businesses. Orthodontics delivered double-digit growth, implants grew high teens, and our all ceramic Cercon product line grew well above 20 percent for the year. Gross margins for the fourth quarter were 52.7 percent, - that's ex Precious Metals, or higher by
         1.3 percentage points compared to the fourth quarter of 2005.

             Full year gross margins were 57.2 percent ex Precious Metals, an increase of .9 percentage points over last year. Margin rates were positively impacted in the quarter and for the year as product mix improved, operational overhead continued to be leveraged, operational efficiencies continued, and we realized cost savings from the previously announced closing of our Pharma facility. SG&A expenses were $159.5 million, or 37.9 percent of sales, ex previous metals in the fourth quarter of 2006 versus 36 percent in the fourth quarter of 2005. The higher expense level in the fourth quarter primarily resulted from the expensing of stock options in 2006. If stock option expenses were included in both periods, SG&A expenses would have been higher than last year at .8 percent of sales ex Precious Metals.

             As mentioned on our third quarter conference call, costs associated with the recently announced Strategic Partnership program and the merger of the endodontic and implant divisions increased expenses in the current period. Total year SG&A was $606.4 million, or 37.4 percent of sales, ex Precious Metals in 2006. SG&A expenses for the year were would have been lower by .3 percent of sales ex Precious Metals in 2006 compared to 2005 if stock option expenses were included in both periods.

             Operating margins were 16.9 percent including restructuring expenses in the fourth quarter of 2006. Operating margins were 18.9 percent on sales ex Precious Metals in the fourth quarter of 2006 and -5.4 percent in the same period last year, including restructuring and impairment charges. Operating margins ex Precious Metals on a non-GAAP basis, excluding impairment and restructuring charges and including stock option expenses in both periods, were 19.3 percent for the fourth quarter of 2006, compared to 18.1 percent in the fourth quarter last year. Full-year operating margins were 19.4 percent on sales ex Precious Metals in 2006 and 4.7 percent in 2005. Operating margins on sales ex Precious Metals on a non-GAAP basis, excluding impairment and restructuring charges and including stock option expenses in both periods, were 19.9 percent in 2006, compared to 18.5 percent last year, or an increase of 140 basis points in 2006. This exceeded our earlier guidance as we finished the year stronger than expected.

         Also keep in mind that approximately half of this improvement came from decision to sell our Pharma facility and outsource our dental anesthetic products. Our targeted level of improvement in operating margins, on average over the next few years is 30 to 50 basis points per year. This improvement is expected to come from new products, improved product mix, operating efficiencies and leveraged overhead costs.

             Net interest and other expense in the fourth quarter was $.6 million, or $2 million higher than last year's fourth quarter. Interest expense was flat with last year in the quarter while FX transaction and other expenses were each higher in the quarter. Net interest and other income for the full year was only $43,000, which was an improvement of $1.9 million from 2005. Net interest income was 1.7 million in 2006 compared to an expense of 8.8 million last year and was benefited in the year by the net investment hedges utilizing the Japanese Yen and Swiss Franc. The impact of foreign exchange transactions and other items was a negative $3 million in 2006 versus a gain of nearly seven million in 2005. The tax rate for the fourth quarter was 17.9 percent compared to 96.4 percent in the fourth quarter of 2005. The full-year tax rate in 2006 was 28.9 percent compared to 36.1 percent in 2005. The 2006 tax rate of 28.9 percent included an operational rate of 30.6 percent compared to 29 percent in 2005. The Company benefited from various tax adjustments of $4.8 million in 2006 compared to $8.9 million of favorable adjustments in 2005. As you know, the accounting treatment for tax contingency items results in the reporting of the change in the period of resolution. Thus, these items can skew the reported rate in any one period. The operational rate was primarily higher in 2006 due to a higher mix of earnings from Germany in 2006 compare to 2005. We believe an operational tax rate of 30.5 to 31.5 percent is a reasonable estimate for 2007.

             To better understand and follow some of the following comments, you may want to look at the tables included in the press release. Net income for the fourth quarter of 2006 was $65 million, or 42 cents per share, compared to a net loss of $.7 million in the fourth quarter of 2005. Net income in the fourth quarter of 2006 includes the net of tax impact of both expensing stock options of $3.6 million, or two cents per diluted share, and of restructuring and other related items of $1 million, or one cent per diluted share. The fourth quarter of 2006 also includes a net reduction to income tax expense of $8.8 million, or six cents per diluted share, from tax-related adjustments, while the fourth quarter of 2005 included a net of tax impact of $67.5 million, or 42 cents per diluted share, for impairment of intangible assets associated with injectable anesthetic products and a net reduction of income tax expense of $5.7 million, or four cents per diluted share, related to tax adjustments.

             On an adjusted basis, earnings excluding restructuring and other related items and tax adjustments, but including the expensing of stock options in both periods, which constitutes a non-GAAP measure, were $57.1 million, or 37 cents per diluted share, in the fourth quarter of 200, compared to 55.7 million or 35 cents per diluted share, in the fourth quarter of 2005. Diluted earnings per share in the fourth quarter of 2006 was negatively impacted by approximately two cents per share as expected for the investments made to support our strategic initiatives that Bret mentioned earlier and the currency transaction impact.

             Net income for 2006 was $223.7 million, or $1.41 per diluted share. The 2006 earnings included the following items. Net of tax impact of expensing of stock options of $13.3 million was eight cents per diluted share. Restructuring and other related items of $7.8 million, which is $5 million after tax, or three cents per diluted share, and net reduction of income tax expense of $4.8 million, or three cents per diluted share, related to tax-related adjustments. The net income for 2005 was $45.4 million, or 28 cents per diluted share. The 2005 period includes pre-tax impairment and restructuring charges primarily associated with the injectable anesthetic facility and indefinite-lived intangible assets of $232.8 million, which is $178.9 million after tax or $1.10 per diluted share, net non-recurring benefits related to tax reorganization and repatriation activities of $8.9 million, or five cents per diluted.

             Net income for comparability analysis, including stock option expensing in both periods and excluding the other items noted above for the years ending 2006 and 2005, which constitutes a non-GAAP measure, were $224 million, or $1.42 per diluted share for 2006, compared to $1.24 in 2005, an increase of 14.5 percent.

             Now let's look at cash flow and a few of the balance sheet items. Operating cash flow ended strong with $115 million generated in the fourth quarter of 2006, and operating cash flows for the year were approximately $275 million compared to $233 million in 2005, or an increase of 18 percent. Capital expenditures were $51 million for the year, yielding free cash flow, which is operating cash flow less capital expenditures and dividends, of about $202 million for the year. Depreciation and amortization for the year was $50.4 million, Capital expenditures in 2007 are projected to be about $55 to $60 million with depreciation and amortization expected to be in the $55 million range.

             Inventory days ended the year at 96 days for 2006, or six days higher than last year and two days lower than at the end of the third quarter of 2006. Receivable days ended 2006 at 57 days compared to 63 days at the end of the third quarter of 2006 and the record low of 52 days at the end of 2005. The balance sheet is in a strong position at the end of 2006. During the fourth quarter of 2006 we paid off our 350 million Euro bond primarily with cash. The year ended with $65 million in cash and short-term investments compared to $434 million at the end of 2005. Total debt was $370 million at the end of 2006 compared to $682 million at the end of 2005, reflecting the retirement of the Euro bond.

             DENTSPLY repurchased 9.7 million shares for $294 million at an average price of 30.32 cents in 2006. Based on the company's increased authorization to maintain up to 14 million shares of Treasury stock, we still have approximately three million available for repurchase.

             That concludes our prepared remarks, and we'd be glad to answer any questions that any of you may have at this time.

Operator: Thank you. Ladies and gentlemen, our question and answer session will be conducted electronically. If you have a question, please press the star key followed by the digit one on your touch-tone phone. We advise if you are using a speakerphone to please disengage your mute function to allow your signal to reach our equipment. Again, star one for your questions at this time. We'll pause just a moment to assemble the roster.

             And, ladies and gentlemen, our first question today comes from Suey Wong with Robert Baird.

Suey Wong:  Thank you.  Congrats on the quarter here and also the year.

Bret Wise: Thanks, Suey.

Suey Wong:  I have three relatively quick questions here.  With all the changes you've made in the U.S., when do you expect the business trends to normalize here with the sell-through being similar to historical patterns?

Bret Wise: Suey, I think that, as we look at the data points that we have related to the Strategic Partnership program, we really think that a big part of the transition happened in the fourth quarter. There may be some lingering effect in the first quarter, but we would expect to have pretty good U.S. sales in the first quarter, maybe close to a normalized sales level. If there's any down side to that, we would expect it to be modest.

             On the endodontics and implant merger, we did the training for the sales force in the fourth, where we went from a sales force of about 150-plus for endodontics and 30 to 40-plus for implants, to a combined sales force of about 200. So, everyone essentially learned a new discipline of dentistry in that sales force. Their uptake on selling the combined bag will be gradual and it'll take place throughout the year. So, at this point, I don't see any negative implications from that, only positive implications that should grow throughout the year.

Suey Wong:  Good, good.  Turning to Germany here.  It looks like the rebound in
            Germany continues. But, could you give us an outlook for Germany, breaking out the regular general dental business and also lab business for 2007?

Bret Wise: Well, we don't usually project businesses at that level, at least not publicly. Of course, we do internally. But, you know, if you look at the lab business, which took the biggest shock in 2005 with the change in reimbursement, it contracted pretty significantly in 2005. As we entered this year we expected to grow, but to kind of grow from a new baseline, a lower baseline, and grow modestly coming out of the 2005 year. In 2006, that's basically what we saw. We saw low-to-mid single digits-growth of the lab business in Germany.

         I would say with the precious metal prices where they're at an all-time high. It's putting a lot of pressure on precious metal alloys. So those sales are being depressed. But what's compensating that for us is the Cercon product, which is growing rapidly. And essentially what's happening with our mix is we're shifting from a large precious metal base to a small, but growing ceramic base, Cercon, based on Zirconia technology. And I would expect those trends to continue for the future.

             The consumable business, although it was depressed in 2005, it wasn't depressed to the extent of the lab business, and it had a pretty good year in 2006, and we would expect that to continue in 2007. So, you know, although it's too early to tell, our own interpretation of the data that we have is that we're going to see more normalized growth rate in Germany in 2007 and going forward.

Suey Wong: Bret, is there anything on the legislative front that could change reimbursement again this year?

Bret Wise: Well, there's always talk. There's more talk about medical than dental on the legislative front. But, Germany continues to run at a deficit. And we don't know of any specific proposals that would significantly affect dental. But that's always possible as they look at their deficit and they try to decide what to do. I mean, given the fact that they just made a major change in 2005 I would not expect one in the near-term as we go forward.

Suey Wong:  OK.  Also, could you give us an update on the lab over in China?

Bret Wise: Oh, sure. For those on the call, early in 2006 we acquired a lab in China. And you might recall that our business model there was to serve our U.S. lab customers by providing them with either copings or finished crowns that they could supply to their customers in the U.S. The ground rules we set for that was only our labs that bought our traditional products could use that service and that we don't sell that product direct to the dentists in any way. The value proposition for our U.S. labs was it created a way for them to compete with offshore labs that were selling direct to dentists in the U.S. And the benefit of our service in particular was the fact that we guaranteed the materials used in the product, we guaranteed the fit, we guaranteed the service. So it's a way for our U.S. lab customers to access that offshore production unit without having to worry about the material content or the fit.

             As we noted on early calls, we've continued to add capacity in that business as customers demanded throughout the year. I would say sequentially throughout the year we were increasing the business almost every month and setting new production records every month. We've continued to add capacity to that business unit, but, you know, and all things considered, it's still a relatively small business unit for us. And it's really there to be used by our U.S. lab customers and is driven by their demand. So I think it's going well. It's kind of going as planned. And we continue to see more and more U.S. labs using the service, including many of the labs that resisted it at the outset when we announced it a year ago.

Suey Wong:  Excellent.  Thank you very much.

Bret Wise:  OK, thanks.

Operator:  Our next question is from Anthony Ostrea, with JMP Securities.

Anthony Ostrea:  Hi.  Good morning, guys and congratulations on a good quarter.

Anthony Ostrea: A couple of questions here. One, Bret, I think you spoke in your prepared comments about pretty robust end-user sales force the 28 retained U.S. dealers in Q4. Can you kind of quantify that number and maybe give the Q4 versus the first nine months number?

Bret Wise: I'm a little hesitant to do that, Anthony, because, you know, there's a lot of moving parts in that data, including the number of selling days for each dealer, etc. But what we are willing to say is that, of course, these 28 dealers as a group were our fastest growing dealer group going into the initiative, and they grew at or above market going into the initiative. And we were very pleased to see that their growth accelerated in each month, October, November, December and ended very strong for the year. So it's evidence to us of two things. One, that those continuing strategic dealer partners are really aggressively going after the market share that was freed up by the initiative, and that that's been supported by our end-user promotional campaigns to try to convert that end-user sales over to them.

Anthony Ostrea: OK, and then sticking with the U.S. dealer program, does your systems allow you to see or maybe quantify any fallout from end-users in terms of purchasing DENTSPLY products?

Chris Clark: Yes, Anthony. This is Chris. The data that we receive obviously is from the continuing distributors. So we are receiving and have historical data at a transactional level going back for their customers. Obviously we don't have visibility to the customers for the non-continuing distributors. So as such, no, we would not really have access to the data you're inquiring about.

Anthony Ostrea: Let me ask the question a little differently. If you take the increase, more or less, in sales from the 28 against what you would consider normalized sales levels, would you say that the impact from that new program is pretty de minimis?

Chris Clark: No, I guess I would say, as Bret mentioned, it's indicative that we're seeing them gathering additional customers. And I think one key thing to keep in mind is that the average dentist buys from more than one distributor. So, in many cases, if they were buying from a discontinued distributor previously to us implementing the program, Anthony, they were also buying most likely from at least one of our continuing distributors, as well. So, in that case it would show up through the transactional data as additional sales or sales growth for an existing customer with one of our continuing distributors. And that is, in fact, what we're seeing.

Anthony Ostrea: OK. And maybe it's too early, but are you able to give us some examples as to how you're able to monetize that end-user data that you are now receiving from the 28?

Chris Clark:  I'm sorry.  How we're able to...?

Anthony Ostrea: ... monetize that end-user data or maybe shift around marketing programs.

Chris Clark: Absolutely. With that transactional data - let me talk first on the sales side and then I'll talk on the marketing side. On the sales side it really enables our sales reps to have the visibility, first in terms of who are the right customers to be calling on. Secondly, candidly, what is the right time to call on them? Was there a brand conversion, did someone move away from our brands? And thirdly, we can know what they're buying and what they're not buying, so we can custom tailor our message much more effectively. A lot of our sales training of our sales organization with this data has focused in on those concepts. And again, as Bret mentioned, I think we're getting better with utilizing that data every day.

             On the marketing side, with the transactional data we're able to use much more of a targeted or rifle-shot approach, going after the right people with the right message at the right time. Our marketing organizations have really strongly embraced the transactional data and have put together a series of campaigns, programs, and promotional approaches that are very different from historically what we've done. And we're very excited about the preliminary results of that. And again, I think this is a case where we're going to continue to get better and more effective with this as we move on. We're in the early days, but I would say it's encouraging.

Anthony Ostrea: Great, and then the last question before I move back in the queue here. Just on '07 guidance here. I just wanted to make sure I understand it correctly. Are you guiding to five to six percent organic growth in '07?

Bret Wise: Yes, Anthony, that's right. We call it internal or organic growth of five to six percent for the full year 2007.

Anthony Ostrea: Can you also comment maybe on gross margin and operating margin expansion?

Bret Wise: We really don't talk specifically about that for the year. It's just in our earnings guidance that we've given, Anthony. What we state really around the operating margin area is that we're comfortable with a 30 to 50 basis point improvement on average over a the next three to five years.

Anthony Ostrea:  OK, great.  Thank you very much, and congratulations again.

Operator:  Our next question is from Steven Postal with Lehman Brothers.

Steven Postal:  Thanks a lot and good morning.

Steven Postal: Could you maybe elaborate on Europe? I know you mentioned some detail about Germany. But with some of the other countries, can you just elaborate on trends there?

Bret Wise: Well overall, we've seen very strong growth in Europe throughout the year. And the fact of the matter is in the fourth quarter, for instance, in all of Europe, we grew 8.1 percent and I added the data point on Germany just because it's been a discussion point that people have wanted to know. In Germany we grew those businesses 4.5 percent. So, it's indicative of the rest of Europe was growing even stronger than that 8.1 percent rate and we've seen very good performance throughout the region in all - throughout 2006.

Steven Postal: And it seems like your gaining share in orthodontics. You know, if that's the case, what would you attribute the growth of the business to? Would it be a pickup in the market, new products, or just improved sales execution?

Bret Wise: I think a couple things for us in orthodontics. One is that we've had a very successful series of new product launches, including several new bracket series that were launched over the last 12 months. We had Innovation L, which is a lingual bracket. We had Innovation C, which Chris talked about today. And, if you go back to the base product in that Innovation series, we had Innovation R that was now launched about two years ago, which is a self-ligating bracket, meaning it's an active bracket. The bracket holds the wire and it can move teeth faster. And that product has been hugely successful. So that is some of the newer products we added.

         We added the Rain Tree plastic sheeting, which has been very successful for us. And on top of that, we have just a terrific sales force that's been able to grow that business above market for many years in a row. So, I think part of it is good new products coming to the market and part of it's just tremendous sales force execution.

Steven Postal: OK. And then I know it's asked every quarter and sometimes it's really out of your control, but can you speak to the acquisition environment and how you view uses of cash in '07?

Bret Wise: Sure. And, you know, there's always timing risks when you're talking about acquisitions. So with that caveat, one of the things we did at the beginning of this year is we added new internal resources that are dedicated to business development. And, we did that because we want more networking in the industry; we want a more active program. We had good resources devoted to it before, but we just added more breadth to the resources that are active in that area. I think it's important to note that for us acquisitions means more than just acquiring businesses. It can mean gaining access to a product line through licensing, it can be a joint R&D or a marketing venture, it can be a minority interest in a business rather than a majority, or it could be a traditional acquisition. So we continue to believe that there are ample opportunities to grow the business by acquisition. And we would expect to participate in industry consolidation going forward. However, with that caveat I would say our process and our activities are at a very high level, yet there's always timing risks to getting deals done.

Steven Postal: OK, and then just a final question for me. Bret, you kind of just alluded to it, I guess, when you were talking about the internal resources - or adding internal resources for business development. But, you assumed the CEO role at the beginning of this year. Can you maybe speak to what some of your priorities will be as you assume that new position?

Bret Wise: Sure, I'll be glad to. And, you know, a lot of these aren't new, because I've been part of the senior management team here for a number of years and part of the strategy we've developed. But, some of the things we're focusing very closely on are in the innovation area. We're looking at developing a series of product lines for all market, including some lower-cost product lines for the developing markets. We see tremendous demand emerging in that part of the world. And it's the market's kind of bifurcating. Part of the market is just coming into enough wealth to have good oral health, and those people need low-cost solutions that can retain tooth structure and improve their overall oral health, which relates to medical health as well. And then we see a portion of the population that's really driven towards our highest aesthetic products. So, in our R&D ventures we're very focused on covering both segments of the market, both in the developed world and the developing world.

             Another thing we're doing is focusing on how we can create a competitive advantage across our platforms by sharing resources, sharing R&D, sharing marketing, sharing sales forces. Some of the things we talked about today were indicative of that. And the third thing we're doing is continuing to focus very much on how to leverage cost across our divisions. And you'll see that from time to time when we have small restructuring charges, that's usually where we're consolidating two divisions or two production facilities. And we're looking to generate those operating improvements both to grow earnings, the 30-50 basis points a year that Bill mentioned, but also to free up additional funds to fund growth initiatives. So it's for both reasons.

             Those are three of the priorities that the senior team's very focused on. I wouldn't say those were all new. I think they're just a continuation and a growth of strategies that we've been developing over a number of years.

Steven Postal:  OK, thanks so much.

Bret Wise:  Thank you.

Operator:  And our next question is from David Veal with Morgan Stanley.

David Veal: Hi, thanks. Most of my questions have been answered. I'm just wondering with respect to the '07, can you talk about seasonality? Once upon a time the back half tended to be more than 50 percent of the earnings. Can you talk about your outlook there? And also maybe the outlook for Cap ex and Tax rate?

Bret Wise: OK. I'd like to start this and then Bill, I think, will have more specifics. But just on the seasonality issue. Typically our fourth quarter is strongest, our second quarter is the next strongest, first quarter is the third strongest, and the weakest quarter is generally the third quarter, primarily because European business really slows down during that period. So I would expect that seasonality to hold for 2007. The only caveats that I would have, if any at all, would be in the first quarter. We still wonder whether there will be some modest or slight impact from the final stages of the implementation of the U.S. Partnership Program. But if there are, again we would expect them to be modest. So I think you'll see that same seasonality that you've seen for several years from us.

             And Bill, do you want to comment on those other more specific comments?

Bill Jellison: Yes, I think that we feel pretty good about the entire year at this point. But, one of the things that we stated, especially as you look at the fourth quarter impact from 2006, is that we would expect the fourth quarter this year, besides the seasonality impact to be a little bit stronger than it typically would. But, for the entire year, I think we're feeling good about our expectations and really about each one of the different business franchise areas that we've got and what the expectations for each of them are.

David Veal:  And, any outlook for Tax rate and Cap ex?

Bill Jellison: Tax rate I had mentioned in the comments. We're expecting about 30.5 to 31.5 percent for the operational tax rate in '07 and from a Cap ex perspective, $55 to $60 million with depreciation and amortization falling in the 55-ish range.

David Veal:  Great.  Thanks much.

Bill Jellison:  You bet.

Operator:  And our next question is from Greg Halter at Great Lakes Review.

Greg Halter:  Good morning, guys.

Bret Wise:  Good morning, Greg.

Greg Halter: I wonder if you could comment on the R&D side and what that would be or normally is as a percentage of sales.

Bret Wise: Sure, I'd be glad to do that. R&D for us, by the way, is made up of two components, one of which gets reported as R&D expense and the other which gets reported as license fees up in cost of goods sold. So as you look at our R&D overall, it generally runs in the 2.7 to three-percent range of sales XPM. And that's for the internal development costs. The other cost, which is up in licensing fees and in cost of goods sold, can typically run one to 1.5 percent. So, I would say our R&D runs us 4.5 percent. In all of '06 I think our reported R&D expense came in at the 2.7-2.8-percent range, kind of in the range that I mentioned earlier.

Greg Halter: OK, great. And given the renewal of the R&D tax credit, did you have any benefit from that in the fourth quarter, and do you expect any in 2007?

Bill Jellison: We get some benefits from that, but there's not really much of an impact additional kind of year-over-year basis between the two. But, based off of that, we're constantly investing in R&D and we try to utilize those as much as we can.

Greg Halter: OK. And 3M has introduced a product and I think it's called
         Lava Digital Dentistry System for crowns and bridges. And just wondered if you could comment on if you've seen that or what your thoughts are regarding that product.

Bret Wise: Well, that product's been on the market for several years. I don't think that's a new product. It's a product, for instance, that would compete with our Cercon product, although the equipment investment I think is substantially higher than it would be for Cercon. It's just one of the competing products we have in that category. I don't think it's, you know, really any better or any worse than any others. 3M's a very good company, they're very innovative, and they come out with good products. But other than that I really don't have anything more to comment on it.

Greg Halter: OK. And I know you had a derivative position that I believe was used hedging the debt. Is that totally eliminated now?

Bill Jellison: No, I think that it's actually one of our general strategic advantages. Because of the asset-base that we have on a geographic basis around the world, that allows us to do some beneficial structuring with our debt. And we should continue in 2007 to benefit from those activities.

Greg Halter: Was that an asset or a liability in the - December 31? And by how much?

Bill Jellison: The specific derivative on it from the swaps was actually a liability at the end of the year versus a benefit. But, keep in mind that the movement of the derivative is in the opposite direction of the movement in the underlying assets and equity.

Greg Halter: OK, and you may have touched on this earlier, but tegarding uses of cash, just looking at the prospects for the dividend, as well as share repurchase given, that you have three million to buy and you've bought almost 10 million in 2006. Just wondered what the prospects are on the share repurchase going above that three million left to buy side of things.

Bret Wise: Well, I think our priorities for cash are reinvestment in the business for growth. That's either through traditional acquisitions or through internal means. Secondly, we do have the share buy-back program. And last year, we had a large amount of share buy-backs. I wouldn't expect us to get to that level this year, but we do have the three million share authorization which is open. And I would expect us to be using that to some extent during the year. And the third priority would be dividends. And as you know, we increased the dividend 14 percent in September, and our policy has been to kind of increase the dividend in line with earnings growth. And we usually look at that in the third quarter of each year. So I would expect us to continue to do that.

Greg Halter: OK, great. Thank you and congratulations on the very fine results.


Operator: And, ladies and gentlemen, just a reminder, it is star one if you have a question today.

             We'll go now to Jim Lane, Tripoint Asset Management.

Jim Lane:  My questions were asked - were actually answered.  Thank you.

Bret Wise:  OK, thank you.

Operator: Ladies and gentlemen, a final opportunity. Star one for your questions at this time. Having no further questions in queue, I'd like to turn it back to Mr. Wise for closing remarks.

Bret Wise: OK, thank you, Debbie. Again, we're very pleased with the progress that we made in 2006 and we're entering 2007 with a lot of momentum. We thank you again for your interest in DENTSPLY and we look forward to speaking with you throughout the year as the year progresses. Thank you and good-bye.

Operator: Ladies and gentlemen, thank you for participation in our conference.
         This does conclude the call, and you may now disconnect.